Exhibit 23.1




                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Xiox Corporation:



We consent to incorporation by reference in the registration statement dated June 18, 1998 on Form S-8 of Xiox Corporation of our report dated February 13, 1998, relating to the consolidated balance sheets of Xiox Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997, annual report on Form 10-KSB of Xiox Corporation.


/s/ KPMG Peat Marwick LLP
--------------------------
KPMG Peat Marwick LLP


Mountain View, California
June 15, 1998